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                                                           EXHIBIT 11

                                  ONEIDA  LTD.
                          AND CONSOLIDATED SUBSIDIARIES
  TABULATION OF AVERAGE NUMBER OF COMMON SHARES FOR COMPUTATION OF PRIMARY AND
                        FULLY DILUTED EARNINGS PER SHARE
                                            Common Shares
                                            (in thousands)

                              Primary Earnings             Fully Diluted
                                 Per Share               Earnings Per Share

                             Actual     Used in          Actual     Used in
                             Number     Average          Number     Average
Year Ended JANUARY 29, 1994:
Shares outstanding
    beginning................10,205     10,205           10,205     10,205
Shares issued under:
Stock purchase plan..........22                          22
Dividend reinvestment
    plan.....................45                          45
Stock option plan............14                          14
ESOP shares allocated to
   participants..............212        103              212        103
Common share equivalents
   under employee stock
   purchase stock option
   and dividend
   reinvestment plans...................85                          125
         TOTAL...............10,498     10,393           10,498     10,433

Year Ended JANUARY 28, 1995:
Shares outstanding
   beginning.................10,498     10,498           10,498     10,498
Shares issued under:
Stock purchase plan..........110                         110
Stock option plan............40                          40
ESOP shares allocated to
   participants..............212        193              212        193
Common share equivalents
   under employee stock
   purchase stock option
   and dividend
   reinvestment plans...................93                          93
         TOTAL...............10,902     10,784           10,902     10,784

Year Ended JANUARY 27, 1996
Shares outstanding
   beginning.................10,902     10,902           10,902     10,902
Shares issued under:
Stock purchase plan..........47                          47
Treasury stock - net.........3                           3
Stock option plan............81                          81
Purchase of ESOP shares......(34)       15               (34)       15
Common share equivalents
   under employee stock
   purchase stock option
   and dividend
   reinvestment plans...................132                         13
         TOTAL...............10,999     11,019           10,999     11,020
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                                   ONEIDA LTD.
                          AND CONSOLIDATED SUBSIDIARIES
                        Calculation of Earnings Per Share

                                 (Thousands except per share amounts)

                        January 27, 1996   January 28, 1995   January 29, 1994
Net income....................$18,088           $13,493            $10,662
Less preferred dividends.....134               134                135
Net income (loss) for
   primary and fully
   diluted earnings
   per share.................17,954            13,359             10,527
Average common shares:
     Primary.................11,019            10,784             10,393
     Fully diluted...........11,020            10,784             10,433
Earnings per share:
     Primary.................1.63              1.24               1.01
     Fully diluted...........1.63              1.24               1.01
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